As Filed with the Securities and Exchange Commission on April 14, 2006
Registration No. 333-120837

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
Under the
SECURITIES ACT OF 1933

EMULEX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	51-0300558 (IRS Employer Identification No.)

3333 Susan Street Costa Mesa, California (Address of Principal Executive Offices)	92626 (Zip Code)
EMULEX CORPORATION 2004 EMPLOYEE STOCK INCENTIVE PLAN
(Full Title of the Plans)
PAUL F. FOLINO
Chairman and Chief Executive Officer
EMULEX CORPORATION
3333 Susan Street
Costa Mesa, California 92626
(Name and Address of Agent for Service)
(714) 662-5600
(Telephone number, including area code, of agent for service)

Copies of Communications to:

RANDALL WICK Vice President and General Counsel EMULEX CORPORATION 3333 Susan Street Costa Mesa, California 92626 (714) 662-5600 Fax: (714) 641-0172	ROBERT M. STEINBERG, Esq. JEFFER, MANGELS, BUTLER & MARMARO LLP 1900 Avenue of the Stars, Seventh Floor Los Angeles, California 90067 (310) 203-8080 Fax: (310) 203-0567

EXPLANATORY STATEMENT
     Emulex Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 20, 2004, File No. 333-120837 (the “2004 Form S-8”), with respect to shares of the Registrant’s common stock, par value $0.10 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Emulex Corporation 2004 Employee Stock Incentive Plan (the “2004 Incentive Plan”). A total of 2,000,000 shares of Common Stock relating to the 2004 Incentive Plan were initially registered for issuance under the 2004 Form S-8.
     On December 1, 2005, the shareholders of the Registrant approved the Emulex Corporation 2005 Equity Incentive Plan (the “2005 Plan”). No future awards will be made under the 2004 Incentive Plan. According to the terms of the 2005 Plan, the shares of Common Stock that were available for grant under the 2004 Incentive Plan, but not actually subject to outstanding awards as of the effective date of the 2005 Plan, are available for issuance under the 2005 Plan. In addition, shares that were subject to awards under the 2004 Incentive Plan which expired, were forfeited, cancelled or terminated for any reason since the effective date of the 2005 Plan are also available for issuance under the 2005 Plan. The total number of shares of Common Stock available for grant under the 2004 Incentive Plan that are not actually subject to outstanding awards as of March 28, 2006 was 271,884 (the “Carryover Shares”). Those 271,884 shares are hereby deregistered. The 2004 Form S-8 otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.
     Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock now available for offer or sale pursuant to the 2005 Plan, including but not limited to the Carryover Shares.
     In accordance with Rule 457(p) of the Securities Act of 1933, as amended, and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed (i) to reallocate the Carryover Shares from the 2004 Incentive Plan to the 2005 Plan, and (ii) to carry over the registration fees paid for the 271,884 Carryover Shares that were previously registered from the 2004 Form S-8 to the Registration Statement on Form S-8 for the 2005 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement.
     There may be shares of Common Stock registered in connection with the 2004 Incentive Plan that are represented by awards under the 2004 Incentive Plan that, after March 28, 2006, are forfeited, expire, are cancelled without delivery of shares, or otherwise result in the return of shares to the Registrant. The Registrant intends to periodically file additional post effective amendments to the 2004 Form S-8, and additional Registration Statements on Form S-8, carrying forward such shares for issuance in connection with the 2005 Plan.

SIGNATURES

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on the 14th day of April, 2006.

EMULEX CORPORATION
By:	/s/ Paul F. Folino
Paul F. Folino, Chief Executive Officer

SIGNATURE	TITLE	DATE

/s/ Paul F. Folino	Chairman of the Board, Chief Executive	April 14, 2006
PAUL F. FOLINO	Officer and Director (Principal Executive Officer)

/s/ Fred B. Cox	Chairman Emeritus of the Board and	April 14, 2006
FRED B. COX	Director

/s/ Michael J. Rockenbach	Chief Financial Officer (Principal	April 14, 2006
MICHAEL J. ROCKENBACH	Financial Officer and Accounting Officer)

/s/ Michael P. Downey	Director	April 14, 2006
MICHAEL P. DOWNEY

/s/ Bruce C. Edwards	Director	April 14, 2006
BRUCE C. EDWARDS

/s/ Robert H. Goon	Director	April 14, 2006
ROBERT H. GOON

/s/ Don M. Lyle	Director	April 14, 2006
DON M. LYLE

/s/ Dean A Yoost	Director	April 14, 2006
DEAN A. YOOST